Exhibit 99

Media Contact:	Tom Robinson
816-556-2902

Investor Contact:	Todd Allen
816-556-2083

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Increases 2005 Core Earnings Guidance

KANSAS CITY, MO, November 1, 2005 – Great Plains Energy Incorporated (NYSE:GXP) today announced third quarter 2005 earnings available for common shareholders of $90.4 million or $1.21 per share, compared to third quarter 2004 earnings of $75.5 million or $1.02 per share. Core earnings, which exclude the impact of KLT Gas discontinued operations and mark-to-market gains and losses on energy contracts, were $77.9 million or $1.05 per share, compared to $65.0 million or $0.87 per share in the third quarter of 2004.

Year to date September 30, 2005, earnings were $131.7 million or $1.77 per share, compared to $143.6 million or $2.02 per share for the same period last year. Core earnings year to date were $118.4 million or $1.59 per share, compared to $135.4 million or $1.90 per share for same period last year.

Chairman Michael Chesser commented, “During the quarter KCP&L overcame the failure of the relatively new main transformer at our Hawthorn 5 coal plant. The 32-day outage caused increased fuel and purchased power expenses and lower wholesale revenues. Despite this outage, 2005 remains on track to be one of the company’s best years for coal fleet availability. With Hawthorn 5 now back in service, KCP&L expects to be able to sell wholesale MWh’s at higher prices than previously expected during the fourth quarter.”

“Strategic Energy’s performance has also been encouraging,” Chesser pointed out. “Despite the challenging environment of high energy prices, Strategic Energy’s year to date MWh’s delivered are consistent with those for 2004 and it has retained more than 80% of its customer load. We’ve experienced strong demand for our new index-based products, which accounted for almost 60% of new contract volume for the year. We continue to believe Strategic Energy has re-positioned itself to succeed within the volatile energy price environment and to capitalize on growth opportunities in competitive supply once the pricing environment improves.”

Mr. Chesser concluded, “Based on our performance year to date and expectations for higher wholesale prices in the fourth quarter, we are increasing Great Plains Energy’s 2005 core earnings guidance to a range of $2.15 to $2.30 per share.” (See Attachment G)

Kansas City Power & Light

KCP&L earned $69.1 million in the third quarter 2005, compared to $64.2 million in the same period last year. Third quarter 2005 revenues were $353.0 million, up from $323.3 million last year.

Retail revenues increased $31.5 million to $309.5 million compared to the same quarter last year driven by warmer weather. Wholesale revenues during the quarter were $39.3

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million, down 3% from the year ago period. Higher retail usage, the Hawthorn 5 outage and coal conservation measures led to third quarter wholesale volumes which were 37% lower than last year. However, the decrease in wholesale volume was largely offset by wholesale prices that were almost double last year’s average level.

Fuel and purchased power costs during the third quarter were $36.0 million higher than last year driven by the Hawthorn 5 outage and higher natural gas prices. Third quarter income taxes were $16.2 million lower than last year primarily due to a lower composite tax rate and lower taxable income. KCP&L also benefited from the regulatory accounting treatment of pension expense.

Year to date September 30, 2005, KCP&L’s earnings were $109.0 million, compared to $118.4 million in the same period last year. The lower year to date earnings were driven by a $37.9 million increase in fuel and purchased power expenses, and the effect of scheduled and forced outages on wholesale sales, which more than offset favorable weather, higher wholesale prices and lower interest and income tax expenses.

Strategic Energy

Strategic Energy earned $18.1 million in the third quarter of 2005, compared to $13.4 million in the same period last year. Third quarter revenues increased 10% from the same period last year to $429.9 million driven by increased power prices, while retail MWhs delivered during the quarter declined by 5%. Core earnings in the third quarter of 2005, which exclude $10.7 million in after-tax, net mark-to-market gains on energy contracts, were $7.4 million or $0.10 per share in the third quarter compared to $10.9 million or $0.14 per share last year. As discussed last quarter, results were also impacted by a transitional charge, called Seams Elimination Cost Adjustment or SECA, related to the Midwest Independent Transmission System Operator, Inc. and PJM Interconnection markets.

Third quarter retail gross margins per MWh were $7.85, which includes $3.36 per MWh due to net mark-to-market gains on energy contracts. This compares to retail gross margins of $5.50 last year, which included $0.77 of net mark-to-market gains on energy contracts. Average retail gross margin per MWh on new contracts in the third quarter was $3.53, up from $2.86 in the second quarter, primarily due to increased sales to smaller, high margin customers.

Year to date September 30, 2005, Strategic Energy earned $34.6 million, compared to $32.0 million in the same period last year. Earnings for the year to date period were impacted by mark-to-market gains on energy contracts and $4.7 million after tax due to SECA. Core earnings, which exclude $15.1 million in after-tax, net mark-to-market gains on energy contracts, were $19.5 million or $0.26 per share year to date compared to $29.8 million or $0.42 per share last year. Core earnings were also impacted by SECA charges. Year to date MWhs delivered were flat compared to last year, while retail gross margins per MWh were $6.30, which included $1.71 per MWh of net mark-to-market gains on energy contracts. This compares to $6.00 in 2004, which included $0.25 per MWh of net mark-to-market gains on energy contracts.

At September 30, Strategic Energy had 4.1 million MWhs in backlog for 2005. When combined with the 15.2 million MWhs delivered year to date, Strategic Energy expects 2005 deliveries to be within the previously stated range of 17.5-21 million MWhs.

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“Other” Category

The “other” category was breakeven during the quarter compared to a loss of $10.8 million in the third quarter last year. Results in this year’s quarter reflect the release of tax reserves. Additionally, while not affecting Great Plains Energy’s consolidated earnings, results in the same quarter last year included a loss due to changes in parent company tax allocations.

Non-GAAP Financial Measure

Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of core earnings. Core earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. Core earnings for historical periods are reconciled to GAAP earnings in Attachments B and C.

Great Plains Energy previously provided a non-GAAP financial measure entitled “Ongoing earnings” which excluded the effects of discontinued operations and certain non-recurring items but included mark-to-market gains and losses on energy contracts. The company believes core earnings provide to investors a more meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, unusual items and mark-to-market gains and losses on energy contracts. These items are excluded from core earnings because they may not be indicative of Great Plains Energy’s prospective earnings potential. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. Core earnings is used internally to measure performance against budget and in reports for management and the Board of Directors. Great Plains Energy’s definition of core earnings may differ from similar terms used by other companies.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy LLC, a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30		Year to Date September 30
	2005	2004	2005	2004

Operating Revenues	(thousands)
Electric revenues - KCP&L	$352,974	$323,287	$858,272	$844,447
Electric revenues - Strategic Energy	429,407	390,747	1,099,895	1,022,887
Other revenues	446	817	1,495	2,495

Total	782,827	714,851	1,959,662	1,869,829

Operating Expenses
Fuel	73,935	52,257	160,228	135,113
Purchased power - KCP&L	28,303	14,015	56,590	43,835
Purchased power - Strategic Energy	386,499	358,879	1,003,201	930,637
Other	76,358	79,108	240,628	236,748
Maintenance	19,230	19,276	69,140	63,306
Depreciation and amortization	38,382	37,999	114,485	112,084
General taxes	31,197	28,468	83,619	78,492
(Gain) loss on property	3,419	(613)	1,906	(771)

Total	657,323	589,389	1,729,797	1,599,444

Operating income	125,504	125,462	229,865	270,385
Non-operating income	3,563	1,626	15,334	4,595
Non-operating expenses	(4,699)	(6,914)	(15,671)	(13,393)
Interest charges	(17,904)	(17,973)	(53,777)	(55,278)

Income from continuing operations before income taxes,
minority interest in subsidiaries and loss from equity
investments	106,464	102,201	175,751	206,309
Income taxes	(17,300)	(35,161)	(32,396)	(67,273)
Minority interest in subsidiaries	-	1,283	(7,805)	848
Loss from equity investments, net of income taxes	(69)	(461)	(758)	(1,074)

Income from continuing operations	89,095	67,862	134,792	138,810
Discontinued operations, net of income taxes	1,780	8,067	(1,826)	6,048

Net income	90,875	75,929	132,966	144,858
Preferred stock dividend requirements	412	412	1,235	1,235

Earnings available for common shareholders	$90,463	$75,517	$131,731	$143,623

Average number of common shares outstanding	74,653	74,270	74,561	71,251
Basic and diluted earnings (loss) per common share
Continuing operations	$1.19	$0.91	$1.79	$1.93
Discontinued operations	0.02	0.11	(0.02)	0.09

Basic and diluted earnings per common share	$1.21	$1.02	$1.77	$2.02

Cash dividends per common share	$0.415	$0.415	$1.245	$1.245

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Attachment B

GREAT PLAINS ENERGY Consolidated Earnings and Earnings Per Share Three Months Ended September 30 (Unaudited)

	Earnings		Earnings per Great Plains Energy Share

	2005	2004	2005	2004

	(millions)
KCP&L	$69.1	$64.2	$0.92	$0.86
Strategic Energy	18.1	13.4	0.24	0.18
KLT Investments	1.9	1.1	0.03	0.01
Other	-	(10.8)	-	(0.14)

Income from continuing operations	89.1	67.9	1.19	0.91
KLT Gas discontinued operations,
net of income taxes	1.8	8.0	0.02	0.11
Preferred dividends	(0.5)	(0.4)	-	-

Earnings available for common shareholders	$90.4	$75.5	$1.21	$1.02

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$90.4	$75.5	$1.21	$1.02
Reconciling items
Strategic Energy -- mark-to-market impacts
from energy contracts	(10.7)	(2.5)	(0.14)	(0.04)
KLT Gas -- Discontinued operations	(1.8)	(8.0)	(0.02)	(0.11)

Core earnings	$77.9	$65.0	$1.05	$0.87

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Attachment C

GREAT PLAINS ENERGY Consolidated Earnings and Earnings Per Share Year to Date September 30 (Unaudited)

	Earnings		Earnings per Great Plains Energy Share

	2005	2004	2005	2004

	(millions)
KCP&L	$109.0	$118.4	$1.46	$1.66
Strategic Energy	34.6	32.0	0.46	0.45
KLT Investments	2.4	7.5	0.03	0.11
Other	(11.2)	(19.1)	(0.14)	(0.27)

Income from continuing operations	134.8	138.8	1.81	1.95
KLT Gas discontinued operations,
net of income taxes	(1.8)	6.0	(0.02)	0.09
Preferred dividends	(1.3)	(1.2)	(0.02)	(0.02)

Earnings available for common shareholders	$131.7	$143.6	$1.77	$2.02

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$131.7	$143.6	$1.77	$2.02
Reconciling items
Strategic Energy -- mark-to-market impacts
from energy contracts	(15.1)	(2.2)	(0.20)	(0.03)
KLT Gas -- Discontinued operations	1.8	(6.0)	0.02	(0.09)

Core earnings	$118.4	$135.4	$1.59	$1.90

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Attachment D

GREAT PLAINS ENERGY Summary Income Statement by Segment Three Months Ended September 30, 2005 (Unaudited)

	Consolidated GPE	KCP&L	Strategic Energy	Other

	(millions)
Operating revenues	$782.9	$353.0	$429.9	$-
Fuel	(73.9)	(73.9)	-	-
Purchased power	(414.8)	(28.3)	(386.5)	-
Other operating expense	(126.9)	(110.2)	(14.3)	(2.4)
Depreciation and amortization	(38.4)	(36.7)	(1.6)	(0.1)
Gain (loss) on property	(3.4)	(3.7)	-	0.3

Operating income	125.5	100.2	27.5	(2.2)
Non-operating income (expenses)	(1.1)	0.3	0.7	(2.1)
Interest charges	(17.9)	(15.0)	(0.7)	(2.2)
Income taxes	(17.3)	(16.4)	(9.4)	8.5
Loss from equity investments	(0.1)	-	-	(0.1)
Discontinued operations	1.8	-	-	1.8

Net income	$90.9	$69.1	$18.1	$3.7

Earnings per GPE common share	$1.21	$0.92	$0.24	$0.05

GREAT PLAINS ENERGY Summary Income Statement by Segment Year to Date September 30, 2005 (Unaudited)

	Consolidated GPE	KCP&L	Strategic Energy	Other

	(millions)
Operating revenues	$1,959.7	$858.3	$1,101.3	$0.1
Fuel	(160.2)	(160.2)	-	-
Purchased power	(1,059.8)	(56.6)	(1,003.2)	-
Other operating expense	(393.4)	(343.1)	(37.6)	(12.7)
Depreciation and amortization	(114.5)	(109.7)	(4.6)	(0.2)
Gain (loss) on property	(1.9)	(3.7)	-	1.8

Operating income	229.9	185.0	55.9	(11.0)
Non-operating income (expenses)	(0.3)	9.3	1.8	(11.4)
Interest charges	(53.8)	(45.1)	(2.2)	(6.5)
Income taxes	(32.4)	(32.4)	(20.9)	20.9
Minority interest in subsidiaries	(7.8)	(7.8)	-	-
Loss from equity investments	(0.8)	-	-	(0.8)
Discontinued operations	(1.8)	-	-	(1.8)

Net income (loss)	$133.0	$109.0	$34.6	$(10.6)

Earnings (loss) per GPE common share	$1.77	$1.46	$0.46	$(0.15)

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	September 30	December 31
	2005	2004

ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$58,414	$127,129
Restricted cash	17,500	7,700
Receivables, net	338,381	247,184
Fuel inventories, at average cost	19,650	21,121
Materials and supplies, at average cost	56,985	54,432
Deferred income taxes	-	13,065
Assets of discontinued operations	1,255	749
Derivative instruments	92,797	6,372
Other	8,890	14,485

Total	593,872	492,237

Nonutility Property and Investments
Affordable housing limited partnerships	28,424	41,317
Nuclear decommissioning trust fund	89,888	84,148
Other	18,865	32,739

Total	137,177	158,204

Utility Plant, at Original Cost
Electric	4,913,145	4,841,355
Less-accumulated depreciation	2,286,249	2,196,835

Net utility plant in service	2,626,896	2,644,520
Construction work in progress	60,751	53,821
Nuclear fuel, net of amortization of $111,262 and $127,631	31,104	36,109

Total	2,718,751	2,734,450

Deferred Charges and Other Assets
Regulatory assets	160,237	144,345
Prepaid pension costs	105,583	119,811
Goodwill	87,624	86,767
Derivative instruments	30,563	2,275
Other	56,573	60,812

Total	440,580	414,010

Total	$3,890,380	$3,798,901

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Attachment E continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	September 30	December 31
	2005	2004

LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$-	$20,000
Commercial paper	13,600	-
Current maturities of long-term debt	251,607	253,230
EIRR bonds classified as current	-	85,922
Accounts payable	222,663	199,952
Accrued taxes	112,501	46,993
Accrued interest	12,936	11,598
Accrued payroll and vacations	27,657	32,462
Accrued refueling outage costs	5,525	13,180
Deferred income taxes	21,030	-
Supplier collateral	17,500	7,700
Liabilities of discontinued operations	112	2,129
Derivative instruments	11,634	2,434
Other	24,645	22,497

Total	721,410	698,097

Deferred Credits and Other Liabilities
Deferred income taxes	616,512	632,160
Deferred investment tax credits	30,670	33,587
Asset retirement obligations	117,203	113,674
Pension liability	95,496	95,805
Regulatory liabilities	63,300	4,101
Derivative instruments	6,134	112
Other	75,092	84,311

Total	1,004,407	963,750

Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
74,728,020 and 74,394,423 shares issued, stated value	775,561	765,482
Unearned compensation	(2,396)	(1,393)
Capital stock premium and expense	(30,851)	(32,112)
Retained earnings	490,386	451,491
Treasury stock-34,868 and 28,488 shares, at cost	(1,049)	(856)
Accumulated other comprehensive income (loss)	393	(41,018)

Total	1,232,044	1,141,594
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	893,519	956,460

Total	2,164,563	2,137,054

Commitments and Contingencies

Total	$3,890,380	$3,798,901

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Attachment F

GREAT PLAINS ENERGY
Statistical Summary

	Three Months Ended		Year to Date
	September 30		September 30
	2005	2004	2005	2004

KCP&L
Retail revenues (millions)	$309.5	$278.0	$730.9	$687.9
Wholesale revenues (millions)	$39.3	$40.4	$115.7	$144.0
Average wholesale price per MWh	$50.86	$25.54	$40.18	$30.26
Wholesale sales (MWh)	918	1,457	3,166	4,801
Cooling degree days	1,116	726	1,564	1,100
Equivalent availability - coal plants	82%	91%	80%	84%
Capacity factor - coal plants	76%	85%	76%	80%
Strategic Energy
MWhs delivered	5,424	5,734	15,185	15,198
MWhs delivered plus current year backlog	N/A	N/A	19,309	20,065
Average contract duration - overall (months)	15	5	13	8
Average contract duration - new business (months)	13	12	14	15
Average retail gross margins - overall	$7.85	$5.50	$6.30	$6.00
Retention rate	39%	82%	65%	83%
Retention rate including month to month customers	79%	86%	81%	86%

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Attachment G

GREAT PLAINS ENERGY
Core Earnings Guidance

	Previous 2005			Revised 2005
	Guidance Range			Guidance Range

Kansas City Power & Light	$1.96	-	$2.03	$2.01	-	$2.11
Strategic Energy [1]	0.26	-	0.31	0.30	-	0.34
KLT Investments	0.07	-	0.08	0.07	-	0.07
Other [2]	(0.24)	-	(0.22)	(0.23)	-	(0.22)

Consolidated core EPS [3]	$2.05	-	$2.20	$2.15	-	$2.30

1Represents Great Plains Energy’s indirect ownership interest in Strategic Energy of just under 100%.

2Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

3Great Plains Energy is unable to reconcile its 2005 core earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items and mark-to-market gains or losses on energy contracts. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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